CERTIFICATE OF MERGER

OF

MICROLIN BIO, INC.

INTO

MICROLIN MERGER SUB, INC.

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware, the undersigned corporation as the surviving corporation in a merger, hereby submits the following Certificate of Merger:

1. The name of the surviving corporation is Microlin Merger Sub, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”); the name of the non-surviving corporation is Microlin Bio, Inc., a corporation organized under the laws of the State of Delaware (the “Merged Corporation”).

2. The Agreement and Plan of Merger (the “Merger Agreement”) was duly approved, adopted, certified, executed and acknowledged in accord with Section 251 of the General Corporation Law of the State of Delaware by the Consent of the Board of Directors of the Corporation dated December 17, 2015 and the Consent of the Sole Shareholder of the Corporation dated December 17, 2015. The Merger Agreement was duly approved, adopted, certified, executed and acknowledged in accord with Section 251 of the General Corporation Law of the State of Delaware by the consent of the board of directors of the Merged Corporation on December 17, 2015 and by the requisite number of stockholders of the Merged Corporation on December 17, 2015.

3. The Corporation, which is the surviving corporation, shall hereby change its name to Microlin Bio, Inc.

4. The Merger Agreement provides that the merger herein certified shall be effective as prescribed by law (the “Effective Date”), insofar as the General Corporation Law of the State of Delaware shall govern the Effective Date.

5. The certificate of incorporation of the Corporation at the Effective Date of the merger shall be the certificate of incorporation of said surviving corporation, except that Article I of said certificate of incorporation shall be modified to read in its entirety as follows: “The name of the Corporation shall be Microlin Bio, Inc. (the “Corporation”).” and said certificate of incorporation shall continue in full force and effect until changed, altered, or amended in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

6. The executed Merger Agreement is on file at an office of the Corporation located at 135 East 57th Street, 12th Floor, New York, NY 10022, the place of business of the Corporation.

7. A copy of the Merger Agreement shall be furnished by the Corporation, on request and without cost, to any stockholder of the Corporation or the Merged Corporation.

IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer on December 17, 2015.

MICROLIN MERGER SUB, INC., a Delaware corporation

By:/s/ Reza Noorkayhani

Reza Noorkayhani, President

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